Exhibit 99.1


[GRAPHIC OMITTED]                                Investor Contact:  Allison Good
                                          The Smith & Wollensky Restaurant Group
                                                             Phone: 212-838-2061
                                                           Email: agood@swrg.com


                   The Smith & Wollensky Restaurant Group Announces
                          First Quarter Sales Increase

New York, April 8, 2005 - The Smith & Wollensky Restaurant Group, Inc. (Nasdaq:
SWRG) today announced sales for the fiscal month March and the first quarter of 2005.

Total consolidated restaurant sales for the fiscal month ended April 4, 2005 were approximately $13.0 million, up 3.1% from March 2004. Comparable consolidated restaurant sales decreased 2.4% to $11.4 million for March 2005, as compared to the $11.7 million for March 2004. Comparable consolidated sales include only units that have been open for 15 months or longer.

For the first quarter of 2005, total consolidated restaurant sales were approximately $33.0 million, an increase of 7.7% from the first quarter of 2004. Comparable consolidated restaurant sales increased 0.2% to $28.84 million for the quarter, as compared to the $28.78 million for the first quarter of 2004.

Chairman and CEO Alan Stillman said, "Some of the sales decline in March can be attributed to this year's early observance of Easter, which was included in our April results in 2004.
Easter is typically a quiet week for the restaurants."

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing a la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates six other restaurants in New York, including Cite, Maloney & Porcelli, Manhattan Ocean Club, Park Avenue Cafe, and The Post House.

Except for historical information contained herein, the statements made in this press release regarding the Company's business, strategy and results of operations are forward-looking statements which are based on management's beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include



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changes in economic conditions generally or in each of the markets in which the
Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company's growth strategy. For a more detailed description of such factors, please see the Company's filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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